                                                                  EXHIBIT 12.1

                           DECISIONEONE CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIOS)

                                                                                       NINE MONTHS ENDED
                                                     YEARS ENDED JUNE 30,                  MARCH 31,
                                        ---------------------------------------------     (UNAUDITED)
                                           1992     1993      1994     1995     1996         1997
                                        -------- --------- -------- -------- -------- -----------------
Earnings:
 Income (loss) from continuing
  operations before income taxes........   1,585   (4,922)   11,136   18,311   34,659       34,337
 Fixed charges..........................  12,388   11,424     6,688    4,480   19,336       15,811
                                        -------- --------- -------- -------- -------- -----------------
Earnings................................  13,973    6,502    17,824   22,791   53,995       50,148
Fixed Charges:
 Interest Expense (1)...................   9,881    9,353     4,979    2,521   14,953       11,097
 Interest Portion of rental expense (2).   2,507    2,071     1,709    1,959    4,383        4,714
                                        -------- --------- -------- -------- -------- -----------------
 Total Fixed Charges....................  12,388   11,424     6,688    4,480   19,336       15,811
Ratio of Earnings to Fixed Charges (3) .    1.13x      --      2.67x    5.09x    2.79x        3.17x
                                        ======== ========= ======== ======== ======== =================

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(1)     Includes amortization of discounts and capitalized expenses related to indebtedness.
(2) Represents the portion of rental expense deemed representative of the interest factor (deemed to be one-third of rent expense).
(3) Earnings were not sufficient to cover fixed charges by $4,922 for the year ended June 30, 1993.